CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Shareholders
TECHNE Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-37263, 333-88885, and 333-49962) on Form S-8 of TECHNE Corporation
of our report dated August 27, 2010, with respect to the consolidated balance sheets of TECHNE Corporation and subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of earnings, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2010, and the effectiveness of internal controls over financial reporting as of June 30, 2010, which report appears in the June 30, 2010 annual report on Form 10-K of TECHNE Corporation.



 /s/ KPMG LLP


Minneapolis, Minnesota
August 27, 2010